LEASE AGREEMENT, REV. 2

THIS REVISION 2 TO THE LEASE AGREEMENT DATED FEBRUARY 9, 2005 and amended by Revision 1 dated May 5, 2005 and made by subsidiaries of the Parties now delineated as signatories, is made and entered into this 1st day of November, 2005, by and between Nuvotec USA, Inc. (hereinafter “LESSOR”), a Washington corporation with its corporate offices located at 723 The Parkway, Richland, Washington 99352, and IsoRay, Inc. (hereinafter “LESSEE”) a Delaware corporation with its corporate offices located at 350 Hills Street, Suite 106, Richland, Washington 99354, (collectively, the “Parties” and each a “Party”).

WHEREAS, LESSOR currently owns the premises known as 2025 Battelle Boulevard, Richland, Washington; and

WHEREAS, LESSEE is interested in leasing a portion of said premises; and

WHEREAS, both Parties have an interest in transferring this Lease to their respective parent companies and amending the rent and assignment provisions;

NOW, THEREFORE, in consideration of the mutual promises hereinafter contained, the parties hereto agree as follows:

PREMISES. LESSOR does hereby lease to LESSEE the Waste Storage Bay 3 of the Mixed Waste Building on the premises commonly known as 2025 Battelle Boulevard, Richland, Washington 99354. Further, LESSEE shall have access to the rest room facilities and lunchroom located near the Premises, as well as other common areas as appropriate and necessary.

TERM. The term of this Lease shall be for one (1) year, with a one (1) year option, commencing the first day of March 2005 or upon regulatory licensing approval - whichever occurs later. By mutual agreement of the parties, this Lease may be extended on a month-to-month basis.

RENT. LESSEE covenants and agrees to pay LESSOR at the end of the initial term at 723 The Parkway, Richland, Washington 99352 or to such other party or at such other place as LESSOR may hereinafter designate. The annual rental amount shall be paid in IsoRay, Inc. common stock and shall be in the amount of Twenty-four Thousand Seven (24,007) shares of common stock. In the event this Lease is terminated before the end of the initial year, the stock paid to LESSOR shall be pro-rated accordingly in relation to the number of days the Lease was effective. In the event that LESSEE elects to exercise the option for an additional year, the annual rental amount will be evaluated at that time and mutually agreed to by the Parties.

ACCEPTANCE OF PREMISES. LESSEE accepts the Premises “as-is”. Responsibility for the cost of facility modifications necessary to accommodate LESSEE shall be mutually agreed to between the parties prior to incurring the cost. In those cases wherein LESSOR assumes the responsibility for the cost, LESSEE shall reimburse LESSOR with IsoRay, Inc. common stock based on a value of the current market value of the LESSEE’s common stock, measured by the average daily closing price of the stock in the calendar month in which the LESSOR performed the activities.

PERMITTING. LESSEE shall be responsible for the permitting activities required specific to their operations on the leased premises. LESSOR will facilitate said permitting efforts.

RELATIONSHIP OF THE PARTIES. Nothing contained in this Lease shall, by express grant, implication, estoppel, or otherwise, create in either party any right, title, interest, or license in or to the inventions, patents, technical data, computer software, or software documentation of the other party. This Agreement is not intended by the parties to constitute or create a joint venture, pooling arrangement, partnership, or formal business organization of any kind, other than a landlord-tenant relationship, and the rights and obligations of the parties shall be only those expressly set forth herein. Neither party shall have authority to bind the other except to the extent authorized herein. Nothing in this Agreement shall be construed as providing for the sharing of profits or losses arising out of the efforts of either or both parties.

OPERATING COSTS AND EXPENSES. The Base Rent provided herein includes real estate taxes, building insurance, and building maintenance all of which shall be paid by the LESSOR, without any additional charge to the LESSEE. LESSEE is responsible for providing their own office and operating equipment and administrative personnel.

CONTAMINATION. Notwithstanding any other provision of this Lease, in the event that the activities of LESSEE contaminate the leased premises and/or any of the premises commonly known as 2025 Battelle Boulevard, Richland, Washington, LESSEE shall be solely responsible for the cost of restoring the contaminated areas to the same condition as existed at the inception of this Lease. LESSEE agrees to clean up any known contaminates at the time the contamination occurs and to immediately notify LESSOR of the situation. The premises have been baseline surveyed by LESSOR for pre-lease contamination (see attached baseline survey). The premises will be restored to a condition that is not greater than the attached baseline survey.

TECHNICAL SUPPORT. Related to this Lease, LESSOR will provide certain staff as technical support to the LESSEE. Time for said staff will be billed in accordance with the rates as delineated in Exhibit A.

UTILITIES. LESSOR shall pay all charges for water, sewage disposal, and gas or other fuel utilized in connection with normal and customary general occupancy of the Premises without any additional charge to LESSEE. LESSEE shall pay all charges for telephone, internet, LAN, and other charges specific to the use of the Premises by LESSEE. Additionally, LESSEE shall be responsible for establishing their own mail service - both pick-up and drop-off - as this function will not be provided by the LESSOR. Further, LESSEE shall be responsible for all electricity charges consumed by the LESSEE’s operations. LESSOR will establish a separate meter for LESSEE’s operations in order to track the LESSEE’s utility costs.

JANITORIAL SERVICES. LESSEE shall be responsible for and provide janitorial services and supplies to support its occupancy.

MAINTENANCE. The LESSEE will at all times keep the Premises neat, clean, and sanitary. LESSEE will perform any duty required to place the Premises in as near a condition as at the time of occupancy, normal wear and tear excepted. LESSEE is responsible for surrendering to LESSOR all keys fitting all locks located on the Premises that are in the possession of LESSOR.

TAXES. The Parties acknowledge that LESSOR shall pay and hold LESSEE harmless for all state, federal, and local taxes and assessments against the Premises or leasehold improvements thereto.

INSURANCE. LESSEE shall, at its cost and expense, procure and maintain during the term of this Lease the following insurance coverage:
(1) Comprehensive general public liability insurance insuring against the risks of bodily injury, property damage, and personal injury liability occurring on the Premises of arising out of LESSEE’s negligent use or occupancy of the Premises, with a combined single limit of liability of at least $1,000,000.

(2) Fire and extended coverage insurance insuring LESSEE’s personal property in or on the Premises for one hundred percent (100%) of its full insurable and replacement costs, without deduction for depreciation.

(a)
LESSEE’s policy of liability insurance shall list LESSOR as additional insured and shall also contain an endorsement that although LESSOR is listed as additional insured, LESSOR shall not be entitled to recover under the policy for any loss or damage occasioned to it or its agents or employees except by reason of LESSEE’s negligence. Any insurance policy LESSEE is required to procure and maintain under this Lease shall be issued by a responsible insurance company or companies licensed to do business in the State of Washington. Further, each such policy shall provide that it may not be canceled, terminated, or changed except after ten (10) days prior written notice to LESSOR.

(b)
LESSOR and LESSEE each waives any claim it might have against the other for personal injury or death or for damage to or theft, destruction, loss, or loss of use of any property, to the extent the same is insured against under any insurance policy that covers the Building, LESSOR’s or LESSEE’s fixtures, personal property, leasehold improvements, or business, or is required to be insured against under the terms hereof, and each party shall cause its insurance carrier to endorse all applicable policies waiving the carrier’s rights of recovery under subrogation or otherwise against the other party.

Caveat: In the event that it is determined that to be in compliance with State regulatory requirements additional insurance coverage is necessary, the parties agree to work together to obtain such.

SUCCESSORS IN INTEREST. This Lease shall be binding upon and inure to the benefit of the heirs, successors, assigns, and transferees of the parties hereto. This Lease shall not be assignable in whole or in part without the prior written approval of the LESSOR. The Parties acknowledge that LESSEE has obtained a loan from the Hanford Economic Area Investment Fund Committee (hereinafter “HEAFIC”) and as such LESSOR hereby acknowledges that it will, on the basis the entity/individuals chosen by HEAFIC to continue this Lease are acceptable to LESSOR, said acceptance to not be unreasonably withheld, approve of an assignment of this Lease by LESSEE to HEAFIC pursuant to the terms of the loan between LESSEE and HEAFIC.

ACCESS TO PREMISES. LESSEE shall allow LESSOR access at all reasonable times to the leased Premises for the purpose of inspection and repairs.

DEFAULT BY LESSOR. Should LESSOR fail to perform any of the terms and conditions required herein, LESSEE may declare LESSOR to be in default upon thirty (30) days written notice. Upon default, LESSEE may terminate this Lease (without liability to pay any amount for such termination) and/or pursue any and all remedies available to it under Washington law. Provided, however, that if such failure to observe or perform is remediable but is of such nature that it cannot be remedied within such thirty (30) day period, then for such longer period as may be reasonably required, so long as LESSOR promptly commences and diligently pursues such remedy to completion.

DEFAULT BY LESSEE. Should LESSEE fail to perform any of the terms and conditions required herein, LESSOR may declare LESSEE to be in default upon thirty (30) days written notice. Upon default, LESSOR may terminate this Lease (without liability to pay any amount for such termination) and/or pursue any and all remedies available to it under Washington law. Provided, however, that if such failure to observe or perform is remediable but is of such nature that it cannot be remedied within such thirty (30) day period, then for such longer period as may be reasonably required, so long as LESSEE promptly commences and diligently pursues such remedy to completion. The occurrence of any one or more of the following events shall constitute a material default in breach of this Lease by LESSEE: 1) failure by LESSEE to make any payment of rent or other sum required herein as and when due; and/or, 2) failure by LESSEE to materially observe or perform any of the covenants, conditions, or provisions of this Lease.

ALTERATIONS/IMPROVEMENTS. LESSEE shall not make any alterations or improvements in, on, or about the Premises without the prior written consent of LESSOR, which shall not be unreasonably withheld. Upon the expiration or termination of this Lease, the LESSEE acknowledges that any alterations and/or improvements to the property which have been installed by the LESSEE and approved by the LESSOR may or may not be left with the Premises. LESSOR may require the LESSEE to remove any alterations and/or improvements which were made without the LESSOR’s approval and restore the Premises to their original condition.

THE LESSEE process and process support equipment shall not be considered Alterations or improvements and shall be removed by the LESSEE upon Lease termination. This equipment includes, but is not limited to:

▪	hot cells;

▪	glove boxes;

▪	analytical equipment;

▪	radiation monitoring equipment;

▪	computers and peripheral equipment; and,

▪	ancillary and support equipment related to the above.

Alterations and improvements are HVAC, electrical modifications (including lighting), walls, cabinetry, exterior concrete pad, fencing/gates, and signage. These items shall be removed as directed by LESSOR at the end of the Lease.

SIGNAGE. LESSOR hereby consents to LESSEE posting one sign on the exterior of the main entrance to the building (fenceline) and one sign at or near the roadway at the main road entrance as approved per the City of Richland. All signs shall be subject to the prior review and approval of the LESSOR.

PARKING. LESSOR shall provide spaces for automobile parking.

COMMON AREAS. Common areas are defined to include the following interior and exterior areas: hallways, restrooms, emergency exits, parking areas and the entrances and exits thereof, driveways, sidewalks, lunch rooms, rest rooms/locker rooms on east side of main building (Building 17), and other areas and facilities provided for general use.

LESSOR shall arrange for all required maintenance of both interior and exterior common areas including gardening and landscaping, janitorial, repair of common area facilities, line painting, lighting lamp replacement, sanitary control, removal of snow, trash rubbish and other refuse, policing, traffic and other regulations.

HAZARDOUS MATERIALS. LESSEE shall not take or store upon the Premises any pollutants, contaminants, hazardous, or toxic materials as defined by the law of the State of Washington or by federal law, except in strict compliance with all applicable rules, regulations, ordinances, and statutes.

NOTICES. All notices, certificates, acknowledgements, and other reports hereunder shall be in writing and shall be deemed properly delivered when duly mailed by registered letter to the other party at its addresses as follows, or to such other address as either party may, by written notice, designate to the other.

Novotec USA, Inc.	IsoRay, Inc.
723 The Parkway	350 Hills Street, Suite 106
Attn: Sandra I. Muller	Attn: Roger E. Girard
Phone: 509/943-5319	Phone: 509/375-1202
Fax: 509/943-5528	Fax: 509/375-3473

CHANGES TO TERMS. This Lease shall not be amended, modified, or extended, nor shall any waiver of any right hereunder be effective unless set forth in a document executed by duly authorized representatives of both the parties. The waiver of any breach of any term, covenant, or condition herein contained shall not be deemed to be a waiver of such term, covenant, or condition for any subsequent breach of the same.

INTEGRATION. This Lease contains all of the agreements, representations, and understandings of the parties hereto and supersedes and replaces any and all previous understandings, commitments, or agreements, oral or written, related to this Lease Agreement set forth herein.

SEVERABILITY. If any part, term, or provision of this Lease shall be held void, illegal, unenforceable or in conflict with any law of a federal, state, or local government having jurisdiction over this Lease, the validity of the remaining portions of provisions shall not be affected thereby.

JURISDICTION. This Lease shall be enforced and interpreted under the laws of the State of Washington.

PREVAILING PARTY. In the event that either party hereto brings an action at law or in equity for the enforcement of any provision of this Lease, the prevailing party shall be entitled to recover all costs and expenses including reasonable attorney’s fees incurred both at trial and on appeal.

IN WITNESS WHEREOF, the parties hereto have executed this Lease Revision No. 1 on the date first stated above.

NUVOTEC, USA, INC.	ISORAY, INC.

By: /s/ Robert L. Ferguson	By: Roger E. Girard

Name: Robert L. Ferguson	Name: Roger E. Girard
Title: Chairman & Chief Executive	Title: Chief Executive Officer Officer

EXHIBIT A

Technical support will be provided at the following hourly billing rates (rates are listed at the maximum charge out rate for each category):

Mechanics
$51.61

Instrument Technicians
$51.61

Electricians
$51.61

Health Physics Technicians
$53.29

Regulatory Compliance Manager
$63.52

EHS&Q Manager
$83.02